Exhibit 10.2

INTELLECTUAL PROPERTY AND

ASSET ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY AND ASSET ASSIGNMENT AGREEMENT (“Agreement”), dated as of November 25, 2014 (the “Effective Date”), is by and between Steven Shephard, a sole proprietor based in Santo Domingo, Dominican Republic (“ASSIGNOR”), and Avra Inc., a corporation formed in accordance with the laws of the State of Nevada (“ASSIGNEE”).

Background

ASSIGNOR is solely owned and managed by Stephen Shepherd, an individual.  ASSIGNEE, a Nevada corporation, is in the process of developing a business venture in the field of bitcoin and cryptocurrencies (“Business”).  It is ASSIGNOR’S intention to assign and transfer to the ASSIGNEE all of ASSIGNOR’S right, title, and interest in and to any and all intellectual property, proprietary information and assets of the Business.  The Business of the ASSIGNOR is attached and defined in “Exhibit A”.

Assignment

WHEREAS, ASSIGNOR, owns intellectual property, proprietary information and assets related to bitcoin and cryptocurrencies; and

WHEREAS, ASSIGNEE, desires to obtain the entire right, title and interest to such intellectual property, proprietary information and assets to the Business.

NOW, THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ASSIGNOR, hereby irrevocably assigns to ASSIGNEE, all of ASSIGNOR’s rights, titles and interests in and to the intellectual property rights, proprietary information and assets therewith of the Business.  ASSIGNOR additionally assigns all rights in any patents and/or for improvements thereto that may be granted, including each reissue and/or extension of the patent.

Definitions

For purposes of this Agreement:

“Intellectual Property” means, (i) any patent, patent application (whether registered or unregistered), copyright (whether registered or unregistered), copyright application (whether registered or unregistered), trade secret, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, confidential information, know-how, process, technology, development tool, ideas, concepts, design right, database right, methodology, algorithm or invention.

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“Assets” mean any equipment, inventory, supplies, or other property, real or personal.

Representations and Warranties

            ASSIGNOR represents and warrants that: (i) ASSIGNOR has the power and authority to assign its intellectual property rights and assets to the ASSIGNEE in accordance with this Agreement; (ii) ASSIGNOR has no knowledge of any third party intellectual property infringement claims, lawsuits, or demands arising under or in connection with the intellectual property rights; (iii) ASSIGNOR has no knowledge of any liens, encumbrances, debts or agreements relating to the intellectual property or assets; (iv) ASSIGNOR has the right, authority and power to enter into this Agreement; (v) no third party consents, assignments or licenses are necessary to perform under this Agreement;  and (vi) ASSIGNOR agrees to immediately notify the ASSIGNEE in writing if any facts or circumstances arise that would make any of the representations in this Agreement inaccurate in any way.

Assignment of Intellectual Property

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by ASSIGNOR, ASSIGNOR does hereby assign, grant, bargain, sell, convey, transfer and deliver to ASSIGNEE, and its successors and assigns, all of ASSIGNOR’s right, title and interest in, to and under the Intellectual Property, and Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business, including but not limited to those assets referenced on ASSIGNOR’s most recent 8-K filing filed with Securities and Exchange Commission (the “Intellectual Property”).

Further Assurances

ASSIGNOR shall from time to time after the date hereof at the request of ASSIGNEE and without further consideration execute and deliver to ASSIGNEE such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Transfer and Assumption Agreement, as ASSIGNEE shall reasonably request to evidence more fully the assignment by ASSIGNOR to ASSIGNEE of the Assets.

Assumptions

            Assumed Liabilities.  As of the date hereof, ASSIGNEE hereby assumes and agrees to pay, perform and discharge, fully and completely, (i) all liabilities, commitments, contracts, agreements, obligations or other claims against ASSIGNOR, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Business (the “Liabilities”).

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            Payment to David Bailey.  ASSIGNOR agrees to pay David Bailey the sum of $60,000 in lieu of amounts owing to Mr. Bailey in officer advances.  In lieu of payment of the $60,000, David Bailey will be granted the rights to market the Company’s IP in the Country of Jamaica.

            Further Assurances.  ASSIGNEE shall from time to time after the date hereof at the request of ASSIGNOR and without further consideration execute and deliver to ASSIGNOR such additional instruments of assumption in addition to this Transfer and Assumption Agreement as ASSIGNOR shall reasonably request to evidence more fully the assumption by ASSIGNEE of the Liabilities.

Governing Laws

To the full extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States of America, excluding its conflicts of laws principles.

Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

Entire Agreement

This Agreement constitutes the entire Agreement between ASSIGNOR and the ASSIGNEE with respect to the subject matter hereof, and supersedes all oral or written communications or other agreements between the parties with respect to such subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR                                                               ASSIGNEE

/s/ Stephen Shepherd                                                  /s/ Stephen Shepherd

By: Stephen Shepherd                                                By: Stephen Shepherd, President

26/11/2014                                                                26/11/2014

(Date)                                                                        (Date)

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EXHIBIT A

The Intellectual Property of the Company as defined in this Agreement is as follows:

1)       Web Domains: www.avraworld.com / www.avranews.com / www.avraatm.com / www.avrapay.com / www.avratourism.com

2)       A payment solution called AvraPay – Is the Company’s cryptocurrency payment solution. It plans to offer the technology in order for merchants to accept digital payments in their businesses, with AvraPay being the payment processor. The business will be able to accept payments online or in person through the AvraPay technology and be paid in government declared legal tender or better known as FIAT or cryptocurrency depending on the businesses preference. Avra plans to charge a percentage of the transaction in the same way as a credit card provider.

3)       Software integrate the use of Bitcoin and other cryptocurrencies with ATM machines.  AvraATM – Is another technology solution planned by the Company is called AvraATM, which it plans to develop a software to be integrated with kiosks which will allow them to have the ability to accept payments, effectively converting the existing kiosk into a purchase point (ATM) for bitcoin and other cryptocurrencies. The planned revenue model is one where a percentage fee will be charged for the purchase of currency which will vary depending on the expectations of the individual owners of each kiosk network.

4)       Software that will integrate with various currencies and and cryptocurrencies.  AvraTourism – Is where the Company plans on offering a tailored version of AvraPay to international holiday destinations, focused on tourism, such as hotels, casinos, airlines, restaurants, bars, and spas.  In addition to offering a specific solution which is to “buy-back” unused local currency from departing tourists, and in exchange we intend to provide tourists  with digital currency to for them to use upon their return home through dedicated ATMs installed in key points such as airports.

5)       A Web Portal is being developed.  AvraNews – In addition to Avra’s website, the Company is developing its own news portal, which will provide  up to the minute news and analysis on the cryptocurrency industry. The business will be supported by funneling business to Avra’s own business solutions, in addition to paid advertising and affiliate schemes. There will also be a section to connect investors and start-ups companies, which at some point in the future will be monetized through a subscription system.

6)       Coding and Programming will be developed with cryptocurrency providers in order to establish the ability to have them integrated with our service offerings.

7)       Developing software and coding that complies with AML/KYC policy and monitoring practices, as well as the development of the company’s central system (API) where all the services will connect and operate from.

8)       Developing systems that will work with remittance companies to allow remittances-by-bitcoin as well as regional bill-pay-by-bitcoin solutions, through portals that Avra will be developing further.

9)       Trademarks and Copyrights of avraPay, avraATM, avraNews, avraTourism

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